                                                                    EXHIBIT 99.2

F O R   I M M E D I A T E   R E L E A S E

                                                   APRIL 20, 1999
                                                   FOR MORE INFORMATION CONTACT:
                                                   ERIN IBELE - (419) 247-2800
                                                   ED LANGE - (419) 247-2800


                             HEALTH CARE REIT, INC.
                     ANNOUNCES RECORD FIRST QUARTER RESULTS
                       AND INCREASE IN QUARTERLY DIVIDEND


         FIRST QUARTER RESULTS            FIRST QUARTER HIGHLIGHTS
         ---------------------            ------------------------

         - $1.2 billion total assets      - $99 million new investments
         - $29 million gross income       - 39% asset growth
         - $0.67 per diluted share FFO    - 8% per share FFO growth
         - $0.56 per share dividends      - 84% FFO payout ratio


Toledo, Ohio, April 20, 1999........HEALTH CARE REIT, INC. (NYSE/HCN) today reported record operating results for the first quarter of 1999. Funds from operations (FFO), the generally accepted measure of operating performance for the real estate investment trust industry, achieved a record level of $18,963,000, or $0.67 per diluted share, for the three months ended March 31, 1999, an 8 percent per share increase from $15,279,000, or $0.62 per diluted share, in the prior year.

In addition, the company announced that upon a review of its operating results and financial condition, the Board of Directors voted to declare a dividend for the quarter ended March 31, 1999, of $0.565 per share as compared with $0.545 per share for the same period in 1998.

The dividend is a one-half cent increase from the dividend paid for the fourth quarter of 1998 and represents the 112th consecutive dividend payment. The dividend will be payable May 20, 1999, to shareholders of record on May 4, 1999.

"We are pleased with the company's first quarter operating results. The level of earnings and investment activity were consistent with management's expectations and represent a great start for 1999," commented George L. Chapman, chairman and chief executive officer. "During 1998 the company demonstrated its ability to maximize yield opportunities and raise capital effectively. The continued availability of high yielding investments combined with our careful capital management program have produced outstanding net spreads for the company's investments. We expect continued success throughout the balance of 1999."

Net income available to common shareholders for the first quarter of 1999 totaled $16,219,000 or $0.57 per diluted share, on revenue of $28,792,000, as compared with net income available to common shareholders of $13,409,000, or $0.54 per diluted share, on revenue of $21,226,000 for the three months ended March 31, 1998.

Revenue growth was generated primarily by new investment activity in 1998 and the first quarter of 1999, which totaled $397,500,000 and $99,293,000, respectively. Investment activity contributed to a 39 percent increase in total assets, which at March 31, 1999, totaled $1,160,045,000 as compared with total assets of $836,006,000 at March 31, 1998.

                                                                  APRIL 20, 1999
HEALTH CARE REIT, INC.                                                    PAGE 2
--------------------------------------------------------------------------------

Dividend payments to common shareholders for the three months ended March 31, 1999, totaled $15,819,000, or $0.56 per share, as compared with dividend payments of $13,148,000, or $0.54 per share for the same period in 1998. Correspondingly, the FFO payout ratio for the first quarter of 1999 was 84 percent as compared with a FFO payout ratio of 87 percent for the first three months of 1998, evidence of the company's commitment to reduce its FFO payout ratio to a level below 80 percent during the next 12 months.

In January 1999, the company announced the private placement of three million shares of convertible preferred stock, providing net proceeds of $73 million.

In February 1999, the company closed a $50 million secured credit facility with Bank United. The credit facility has a five-year term, may be prepaid at any time at par and bears interest at the lender's prime rate or LIBOR plus 2 percent, with a floor rate of 7 percent. The credit facility is secured primarily by assets that are in the development phase of the company's investment process. At March 31, 1999, $44 million was advanced under the credit facility.

In March 1999, the company announced the sale of $50 million of 8.17 percent senior unsecured notes due March 15, 2006. The notes are rated "Ba1" by Moody's Investor Service, "BBB-" by Standard & Poor's Corporation and "BBB-" by Duff & Phelps Credit Rating Co.

The net proceeds derived from the company's capital formation activities were used to repay borrowings under the company's revolving line of credit arrangements and invest in additional health care properties.

In other developments, the company announced today that R. Scott Trumbull has been elected a Class I director. Mr. Trumbull's term will continue through April 2002.

Mr. Trumbull is Executive Vice President International Operations & Corporate Development of Owens-Illinois, Inc. Mr. Trumbull is a member of the Board of Franklin Electric Company.

"Scott brings to the Health Care REIT Board a wealth of public company operational and managerial expertise," commented George L. Chapman. "We look forward to Scott's long-term association with our company."

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust which invests in health care facilities, primarily nursing homes, assisted living facilities and retirement centers. At March 31, 1999, the company had investments in 232 health care facilities in 34 states and had total assets of approximately $1.2 billion.

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, competition in the financing of health care facilities, the availability of capital, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                           FINANCIAL SCHEDULES FOLLOW

   For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN

                                     #####

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)


                                                               MARCH 31
                                                      --------------------------
                                                          1999          1998
                                                      --------------------------
ASSETS
Real estate investments:
   Real property owned:
     Land                                             $    57,763    $    27,654
     Buildings & improvements                             588,713        300,451
     Construction in progress                              80,285         62,676
                                                      -----------    -----------
                                                          726,761        390,781
     Less accumulated depreciation                        (23,179)       (13,638)
                                                      -----------    -----------
     Total real property owned                            703,582        377,143

Loans receivable                                          412,368        429,686
Direct financing leases                                     1,139          7,825
                                                      -----------    -----------
                                                        1,117,089        814,654
Less allowance for losses on loans receivable              (5,137)        (4,537)
                                                      -----------    -----------
     Net real estate investments                        1,111,952        810,117

Other assets:
     Direct investments                                    25,888          8,680
     Marketable securities                                  2,233          5,009
     Deferred loan expenses                                 3,440          2,584
     Cash and cash equivalents                              1,231          1,689
     Receivables and other assets                          15,301          7,927
                                                      -----------    -----------
                                                           48,093         25,889
                                                      -----------    -----------
TOTAL ASSETS                                          $ 1,160,045    $   836,006
                                                      ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations      $    89,200    $    49,000
     Senior unsecured notes                               290,000        262,000
     Secured debt                                          51,408          8,650
     Accrued expenses and other liabilities                22,743         19,255
                                                      -----------    -----------
Total liabilities                                     $   453,351    $   338,905

Shareholders' equity:
     Preferred Stock, $1.00 par value:
         Authorized - 10,000,000 shares
         Issued and outstanding - 6,000,000 in 1999       150,000
     Common Stock, $1.00 par value:
         Authorized - 40,000,000 shares
         Issued and outstanding - 28,317,475
              in 1999 and 25,367,997 in 1998               28,317         25,368
     Capital in excess of par value                       519,982        461,102
     Undistributed net income                              10,834          9,104
     Accumulated other
         comprehensive income                               2,109          5,008
     Unamortized restricted stock                          (4,548)        (3,481)
                                                      -----------    -----------

TOTAL SHAREHOLDERS' EQUITY                            $   706,694    $   497,101
                                                      -----------    -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 1,160,045    $   836,006
                                                      ===========    ===========

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                               THREE MONTHS ENDED
                                                   MARCH 31
                                              ------------------
                                                1999      1998
                                              --------  --------
Revenues:
     Operating lease rents                    $ 14,140  $  7,644
     Interest income                            11,795    12,116
     Direct financing lease income                 100       214
     Loan and commitment fees                    1,701     1,226
     Other income                                  245        26
     Prepayment fees                               183         0
     Gain on sale of properties                    628         0
                                              --------  --------
                                              $ 28,792  $ 21,226

Expenses:
     Interest expense                         $  4,269  $  4,240
     Provision for depreciation                  3,555     1,870
     General and administrative                  1,674     1,381
     Loan expense                                  166       176
     Provision for losses                          150       150
                                              --------  --------
                                                 9,814     7,817
                                              --------  --------

Net Income                                      18,978    13,409

Preferred stock dividends                        2,759         0
                                              --------  --------

Net Income Available to
     Common Shareholders                      $ 16,219  $ 13,409
                                              ========  ========

Average number of common shares outstanding:
     Basic                                      28,077    24,259
     Diluted                                    28,393    24,642

Net income per share:
     Basic                                    $   0.58  $   0.55
     Diluted                                      0.57      0.54

Funds from operations                         $ 18,963  $ 15,279

Funds from operations per share:
     Basic                                    $   0.68  $   0.63
     Diluted                                      0.67      0.62

Dividends per share                           $  0.560  $  0.540


FINANCIAL SUPPLEMENT - MARCH 31, 1999
--------------------------------------------------------------------------------
PORTFOLIO COMPOSITION ($000'S)                                         EXHIBIT 1
------------------------------

BALANCE SHEET DATA                       # Properties         # Beds/Units         Balance (1)         % Balance
                                      -------------------- ------------------- -------------------- -----------------
  Real Property                                154               12,623           $    703,582               62%
  Loans Receivable & Other                      78                7,820                413,507               36%
  Direct Investments                          -na-                 -na-                 25,888                2%
                                      -------------------- ------------------ --------------------- -----------------
Total Investments                              232               20,443           $  1,142,977              100%

INVESTMENT DATA                          # Properties        # Beds/Units        Investment (2)         % Investment
                                      -------------------- ------------------ --------------------- -----------------
  Assisted Living Facilities                   154               10,621           $    663,778               59%
  Nursing Homes                                 53                7,349                291,054               26%
  Retirement Centers                            17                1,466                 69,149                6%
  Specialty Care Facilities                      6                  713                 91,837                8%
  Behavioral Care                                2                  294                 10,636                1%
                                      -------------------- ------------------ --------------------- -----------------
Real Estate Investments                        232               20,443           $  1,126,454              100%

INVESTMENT BY OWNER TYPE                 # Properties        # Beds/Units        Investment (2)       % Investment
                                      -------------------- ------------------ --------------------- -----------------
  Publicly Traded                               79                5,717           $    319,949               28%
  Key Private                                  104               10,208                619,672               55%
  Privately Held                                49                4,518                186,833               17%
                                      -------------------- ------------------ --------------------- -----------------
Real Estate Investments                        232               20,443           $  1,126,454              100%


NOTES:  (1)  TOTAL INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND DIRECT
             INVESTMENTS WHICH AMOUNTED TO $1,117,089,000 AND $25,888,000, RESPECTIVELY.
        (2) REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND CREDIT ENHANCEMENTS WHICH AMOUNTED TO $1,117,089,000 AND $9,365,000, RESPECTIVELY.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
REVENUE COMPOSITION ($000'S)                                           EXHIBIT 2
----------------------------


                                          Three Months Ended
                                            March 31, 1999                Year-to-Date
                                   ------------------------------   -----------------------
REVENUE BY INVESTMENT TYPE
  Mortg. Loans & Other               $      12,212        43%
  Real Property                             15,912        55%           (Not Applicable)
  Direct Investments                           668         2%
                                   ------------------------------   -----------------------
  Total                              $      28,792       100%

REVENUE BY FACILITY TYPE
  Assisted Living Facilities         $      15,093        53%
  Nursing Homes                              9,329        32%
  Specialty Care Facilities                  3,015        10%
  Retirement Centers                         1,355         5%
  Behavioral Care                                0         0%
                                   ------------------------------   -----------------------
  Total                              $      28,792       100%

REVENUE BY OWNER TYPE
  Publicly Traded                    $       7,622        26%
  Key Private                               16,019        56%
  Privately Held                             5,151        18%
                                   ------------------------------   -----------------------
  Total                              $      28,792       100%


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
REVENUE COMPOSITION (CONTINUED) ($000'S)                               EXHIBIT 3
----------------------------------------

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES
                   Current Lease        Current Interest       Interest and
      Year          Revenue (1)           Revenue (1)          Lease Revenue    % of Total
---------------------------------------------------------------------------------------------
      1999         $      1,260          $         61          $      1,321           1%
      2000                    0                 1,730                 1,730           1%
      2001                    0                 1,772                 1,772           2%
      2002                  873                   676                 1,549           1%
      2003                3,408                 2,852                 6,260           5%
   Thereafter            72,964                37,195               110,159          90%
                 ----------------------------------------------------------------------------
      Total        $     78,505          $     44,286          $    122,791         100%


NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED

--------------------------------------------------------------------------------
COMMITTED INVESTMENT BALANCES                                          EXHIBIT 4
-----------------------------
($000'S EXCEPT INVESTMENT PER BED/UNIT)


                                                                         Committed      Investment per
                                   # Properties     # Beds/Units        Balance (1)       Bed/Unit
                                 ---------------------------------------------------------------------
  Assisted Living Facilities             154            10,621        $    779,300      $    73,373
  Nursing Homes                           53             7,349             320,137           43,562
  Retirement Centers                      17             1,466              80,399           54,843
  Specialty Care Facilities                6               713              91,837          128,804
  Behavioral Care                          2               294              10,636           36,176
                                 ---------------------------------------------------------------------
  Total                                  232            20,443        $  1,282,309          n/a


NOTES: (1) COMMITTED BALANCE INCLUDES REAL ESTATE INVESTMENTS, CREDIT
           ENHANCEMENTS AND UNFUNDED COMMITMENTS FOR WHICH INITIAL FUNDING HAD COMMENCED.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OPERATOR CONCENTRATION ($000'S)                                        EXHIBIT 5
-------------------------------

CONCENTRATION BY INVESTMENT                # Properties        Investment      % Investment
                                        ------------------------------------------------------
  CareMatrix Corp.                                9          $   100,623              9%
  Atria Senior Quarters                          11               93,792              8%
  Life Care Centers of America, Inc.             14               84,012              7%
  Olympus Healthcare Group, Inc.                 12               78,544              7%
  Torch Health Care                              15               56,825              5%
  Remaining Operators                           171              712,658             64%
                                        ------------------------------------------------------
  Total                                         232          $ 1,126,454            100%

CONCENTRATION BY REVENUE                   # Properties      Revenue (1)        % Revenue
                                        ------------------------------------------------------
  Atria Senior Quarters                          11          $     2,471              9%
  Olympus Healthcare Group, Inc.                 12                2,398              8%
  Life Care Centers of America, Inc.             14                1,932              7%
  Doctors Corporation of America                  3                1,559              5%
  Torch Health Care                              15                1,493              5%
  Remaining Operators                           177               18,939             66%
                                        ------------------------------------------------------
  Total                                         232          $    28,792            100%


NOTES: (1) THREE MONTHS ENDED MARCH 31, 1999
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED FACILITY DATA                                                 EXHIBIT 6
----------------------


                                              % Private Pay      Coverage Before    Coverage After
                                 Occupancy     and Medicare         Mgt. Fees          Mgt. Fees
                               ---------------------------------------------------------------------
Nursing Homes                       83%               39%             1.92x              1.40x
Assisted Living Facilities          89%              100%             1.33x              1.14x
Retirement Centers                  94%              100%             1.90x              1.64x
Specialty Care Facilities           52%               58%             3.55x              3.01x
Behavioral Care                     n/a               86%             3.00x              1.58x
                                                                ------------------------------------
                                                                      1.97x              1.56x

NOTES: (1)  FACILITY DATA LTM AS OF DEC. 31, 1998

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
SECURITY DEPOSITS & OTHER CREDIT SUPPORT ($000'S)                      EXHIBIT 7
-------------------------------------------------


                                         Balance        % Investment
                                      ---------------------------------

Cross Defaulted                        $ 1,018,166          90% of gross real estate investments
Cross Collateralized                       379,726          92% of mortgage loans
Bank Letters of Credit & Cash               45,801           4% of committed balance

CURRENT CAPITALIZATION ($000'S)          Balance        % Balance                   LEVERAGE & PERFORMANCE RATIOS
                                      -------------------------------         ----------------------------------------
Borrowings Under Bank Lines            $    89,200          7%                 Debt/Total Mkt. Cap                36%
Long-Term Debt Obligations                 341,408         29%                 Debt/Mkt. Cap                      57%
Equity Market Capitalization               758,816         64%                 Interest Coverage        4.06x 1st Qtr.
                                      -------------------------------
   Total Market Capitalization         $ 1,189,424        100%                                          3.88x LTM
                                                                               FFO Payout Ratio           84% 1st Qtr.
                                                                                                          84% LTM

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)                       EXHIBIT  8
-----------------------------------------------

      Year     Bank Lines of Credit     Senior Notes     Secured Debt      Total
--------------------------------------------------------------------------------------
      1999           $       0          $        0        $       69    $       69
      2000              15,000              35,000                99        50,099
      2001             175,000              10,000               109       185,109
      2002                   0              20,000               121        20,121
      2003                   0              35,000               133        35,133
      2004                   0              40,000            44,186        84,186
      2005                   0                   0               549           549
   Thereafter                0             150,000             6,142       156,142
                 ---------------------------------------------------------------------
      Total          $ 190,000          $  290,000        $   51,408    $  531,408


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      INVESTMENT ACTIVITY ($000'S)                                     EXHIBIT 9
      ----------------------------

                                               Three Months Ended
                                                  March 31, 1999                   Year-to-Date
                                          -----------------------------       ----------------------
      FUNDING BY INVESTMENT TYPE
        Real Property                      $    35,974         36%
        Mortgage & Other Loans                   1,220          1%               (Not Applicable)
        Construction Advances                   60,217         61%
        Direct Investments                       1,882          2%
                                          -----------------------------       ----------------------
        Total                              $    99,293        100%

      REAL ESTATE INVESTMENTS
        Assisted Living Facilities         $    79,977         80%
        Nursing Homes                            9,797         10%
        Retirement Centers                       9,519         10%
        Behavioral Care                              0          0%
        Specialty Care Facilities                    0          0%
                                          -----------------------------       ----------------------
        Total                              $    99,293        100%

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
GEOGRAPHIC CONCENTRATION ($000'S)                                     EXHIBIT 10
---------------------------------


CONCENTRATION BY REGION          # Properties        Investment         % Investment
                              ----------------------------------------------------------
  South                               138            $   585,945              52%
  Northeast                            38                277,805              25%
  West                                 26                147,160              13%
  Midwest                              30                115,544              10%
                              ----------------------------------------------------------
  Total                               232            $ 1,126,454             100%

CONCENTRATION BY STATE           # Properties        Investment         % Investment
                              ----------------------------------------------------------
  Texas                                47            $   189,274              17%
  Florida                              30                138,743              12%
  Massachusetts                        14                 93,825               8%
  North Carolina                       18                 79,618               7%
  Pennsylvania                         13                 71,248               7%
  Remaining States                    110                553,746              49%
                              ----------------------------------------------------------
  Total                               232            $ 1,126,454             100%

REVENUE BY STATE                 # Properties        Revenue (1)         % Revenue
                              ----------------------------------------------------------
  Texas                                47            $     4,939              17%
  Massachusetts                        14                  2,816              10%
  Pennsylvania                         13                  1,902               7%
  Florida                              30                  2,488               9%
  New York                              7                  2,077               7%
  Remaining States                    121                 14,570              50%
                              ----------------------------------------------------------
  Total                               232            $    28,792             100%


NOTES: (1) THREE MONTHS ENDED MARCH 31, 1999
--------------------------------------------------------------------------------